EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2008, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Acacia Research Corporation on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Acacia Research Corporation on Form S-8 related to the 2002 Acacia Technologies Stock Incentive Plan and the 2007 Acacia Technologies Stock Incentive Plan to be filed on or about March 20, 2008.

/s/ GRANT THORNTON LLP

Irvine, California
March 19, 2008